Exhibit 10.2

RESIGNATION AGREEMENT
This Resignation Agreement (the “Agreement”) is made and entered into between UCP, Inc. (“UCP”), on the one hand, and William J. La Herran (“Employee”), on the other hand, upon the following terms and conditions:
1.            Factual Recitals.  Whereas, UCP and Employee are parties to an Employment Agreement entered into as of July 23, 2013 (the “Employment Agreement”).  Whereas, UCP and Employee wish to effectuate the separation of their employment relationship in accordance with the terms hereof and, except as otherwise expressly set forth herein, in lieu of any of the severance payment or other severance benefits provided for in the Employment Agreement.  Whereas, UCP has no obligation to provide Employee with the consideration set forth herein except in exchange for Employee’s acceptance and performance of this Agreement.  Whereas, Employee has been paid all wages and all other compensation and benefits which Employee was entitled to have received prior to signing this Agreement.  Whereas, Employee and UCP intend by this Agreement to fully and finally resolve any actual or potential disputes or claims by Employee between them, including any actual or potential disputes or claims relating to wages, compensation, or employment.  Whereas, Employee has read, understood, and considered this Agreement, and has signed this Agreement knowingly and voluntarily.
2.            Resignation from Employment.  Employee hereby resigns from his employment with UCP, and from any and all positions with UCP or any UCP subsidiary or affiliate, effective as of January 15, 2016, and UCP hereby accepts Employee’s resignation.  Pursuant to Employee’s accepted resignation, the parties agree that Employee’s employment with UCP has terminated by resignation effective as of January 15, 2016.
3.            Severance Payment.  In consideration for Employee’s performance of the covenants and obligations hereunder, UCP will provide Employee with the following:
a.     The sum of $562,500, less applicable tax and related withholdings, which consists of one (1) year of base salary and the target bonus for 2016 (which is 50% of the base salary), and which is equivalent to the Severance Payment as that term is defined in Section 4(c) of the Employment Agreement; and
b.     A monthly amount toward COBRA premiums and HSA contributions (up to a maximum aggregate cap of $4,500 for such HSA contributions) in accordance with the terms and conditions of Section 4(c) of the Employment Agreement; and
c.     Vesting of all Employee’s currently unvested Restricted Stock Units, Class A commons shares, and Stock Options awarded to Employee under UCP’s 2013 Long-Term Incentive Plan and 2014 Short-Term Incentive Plan (together, the “Plans”), and subject to the terms and conditions of those Plans.
UCP shall provide the above consideration within 60 days of the execution of this Agreement.  Except for the consideration above, Employee acknowledges that Employee is entitled to no other compensation, payments or benefits from UCP of any kind whatsoever, including without limitation, salary, bonuses (for 2015, 2016, or otherwise), severance pay, vacation pay, or any options, equity or equity-based units or awards, or any severance payment or other severance benefits under the Employment Agreement except as expressly set forth above.
4.            General Release of UCP by Employee.  Except for the obligations arising out of this Agreement, Employee, on Employee’s own behalf and on behalf of all of Employee’s respective legal predecessors, successors, and assigns, does hereby fully and forever release, discharge, absolve, and covenant not to sue UCP, and each and all of its legal predecessors, successors, assigns, owners, fiduciaries, companies, divisions, parents, subsidiaries, affiliates, insurers, and related entities, and each of the foregoing’s respective past, present, and future officers, principals, directors, partners, employees, agents, volunteers, attorneys, trustees, administrators, executors, and representatives (all collectively referred to herein as the “UCP Released Parties”) from, of, and for any and all claims, demands, damages, debts, controversies, liabilities, losses, accounts, obligations, costs, expenses, attorneys’ fees, actions, liens, causes, and/or causes of action, at law or in equity, whether known or unknown, which Employee now has, has ever had, or may have in the future against UCP Released Parties based upon, arising out of, concerning, relating to, or resulting from any act, omission, matter, fact, occurrence, transaction, thing, state of facts, claim, contention, statement, or event occurring or existing at any time in the past up to and including the date Employee has signed this Agreement.  Without limiting the generality of the foregoing, this General Release applies to any and all claims for wages, compensation, penalties and interest, and any and all claims, demands, damages, debts, controversies, liabilities, losses, obligations, costs, expenses, attorneys’ fees, actions, liens, causes, and/or causes of action a) which in any way are based upon, relate to, arise out of, or result from Employee’s hiring by, employment with, or separation from UCP, b) which are based upon, relate to, or arise under any agreement between Employee and UCP, including the Employment Agreement, or c) which could be or could have been asserted by Employee under any federal, state, or local law, regulation, ordinance, or executive order, including, but not limited to, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the federal Family Medical Leave Act, the Americans with Disabilities Act, the Employment Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act (ADEA), the California Fair Employment and Housing Act (FEHA), any other statute or law prohibiting discrimination, the California Labor Code, the California Business and Professions Code, or any common law or equity theory.  Nothing in this Agreement shall affect Employee’s (i) rights to file claims for workers’ compensation or unemployment insurance benefits, (ii) vested retirement or pension benefits, if any, (iii) rights, if any, to indemnification under California Labor Code Section 2802 or any agreement with the Company, (iv) coverage under any D&O or other similar insurance policy or (v) rights under any applicable state or federal law that creates rights that may not be waived, compromised, exchanged, and relinquished.
4.1            Waiver of Section 1542.  Employee has read and understood the following language contained in Section 1542 of the California Civil Code:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

But for the obligations arising from this Agreement, having reviewed this provision, Employee nevertheless hereby voluntarily waives and relinquishes any and all rights or benefits Employee may have under this provision, or any other statutory or non-statutory law of similar effect, and fully releases UCP and the other UCP Released Parties from any and all unknown claims.
4.2            ADEA Provisions and Notification.  In connection with Employee’s waiver and release of claims under the Age Discrimination in Employment Act (ADEA), Employee acknowledges that Employee hereby is and was advised to consult with an attorney prior to executing this Agreement.  Employee further acknowledges that Employee has been advised that he has, and has been provided with, at least 21 calendar days to consider this Agreement before signing it, and that Employee has 7 calendar days to revoke this Agreement subsequent to the time Employee signed it.  To revoke this Agreement, Employee shall deliver written notification of the revocation by letter or email marked “Confidential” to Allen Bennett, Corporate Vice President/General Counsel, 7815 N. Palm Avenue, Suite 101, Fresno, California, abennett@unioncommunityllc.com.
5.            Covenant Not to Sue.  To the maximum extent permitted by law, at no time subsequent to the execution of this Agreement will Employee file, maintain, or execute upon, or cause or permit the filing or maintenance or execution upon, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any judgment, charge, claim, or action of any kind, nature and character whatsoever, known or unknown, which Employee released under Paragraph 4, above.  Employee also warrants that neither Employee, nor anyone acting on Employee’s behalf, has filed any claim, charge, or action against any of UCP Released Parties based in whole or in part on any matter covered by Paragraph 4, above.  Employee also agrees not to file or maintain against UCP any judgment, charge, claim, or action of any kind in a representative, collective, or class capacity on behalf of others.  Employee agrees not to participate in a representative, collective, or class claim, charge, or action against UCP that is based in whole or in part on any matter covered by Paragraph 4, above.  Nothing in this Agreement precludes Employee from filing a discrimination charge with or participating in an investigation conducted by certain governmental agencies; however, if any administrative charge or lawsuit is commenced that is based in whole or in part on any matter covered by Paragraph 4 in a court or administrative agency, Employee waives and agrees not to accept any award of money or other damages as a result of such charge or lawsuit.
6.            No Admission; Reliance.  Neither this Agreement nor anything contained in this Agreement shall be construed as an admission of any fact, issue, wrongdoing, or liability by either party hereto.  The parties acknowledge that they have not executed this Agreement in reliance upon any promise, representation, statement, warranty or agreement other than those set forth expressly herein.
7.            Confidentiality; Return of Property.  Employee agrees that he will not disclose or release this Agreement or any information contained herein to anyone other than on a confidential basis to Employee’s spouse, attorneys, tax advisors, and governmental taxing authorities.  Employee hereby further reaffirms his obligations and commitment to comply with Section 5 of the Employment Agreement regarding Confidential Information and return of UCP property and information.

8.            Non-disparagement.  Employee agrees that Employee will not, directly or indirectly, make any disparaging, derogatory, or defamatory remarks about UCP, any of its affiliates, or any of UCP’s or such affiliates’ executives, officers, directors, or managers, and Employee further agrees not to make any negative comments to the media or otherwise attempt to generate negative publicity about UCP, any of its affiliates, or any of UCP’s or such affiliates’ executives, officers, directors, or managers.  Nothing contained in this paragraph or any other provision of this Agreement shall prevent Employee from i) making truthful reports to or testifying truthfully before any court, agency, or regulatory body, or reporting possible violations of law or regulation to any governmental agency or entity, or ii) engaging in concerted activity protected by the National Labor Relations Act or other applicable law or regulation.
9.            Other Agreements.  Employee will continue to comply with and be subject to any obligations Employee has to UCP or its affiliates under any existing contracts or agreements, including but not limited to the Employment Agreement.
10.            Cooperation.  Employee will make himself reasonably available to answer questions and provide accurate information to UCP regarding matters he oversaw and/or which relate to his former duties and responsibilities during his employment with UCP.  Such cooperation will not require more than a nominal amount of time from Employee, and Employee will not have to travel or provide such cooperation in person.
11.            Annual Report.  Prior to filing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Annual Report”), Employee shall provide sub-certifications to the Company and its Chief Executive and Chief Financial Officer in form and substance substantially similar to the certifications delivered by the Company’s Chief Executive Officer and Chief Financial Officer in connection with the Annual Report pursuant to Rules 13a-14(a) and 13a-14 under the Securities Exchange Act of 1934, as amended; provided, however, Employee shall be provided a reasonable opportunity to review a draft of such Annual Report prior to making such sub-certifications.  Such sub-certifications will be effective up to the period January 8, 2016.
12.            Representations and Warranties.  Employee represents and warrants that (a) he is of sound mind, (b) he has signed this Agreement voluntarily and without duress or undue influence, with the opportunity to discuss these terms with an attorney or advisors of his own choosing, and (c) he understands that he is providing a full release of legal claims.  Employee further represents and warrants that Employee has not assigned or transferred to any person not a party to this Agreement any matter or any part or portion or any matter released under this Agreement, and Employee will defend, indemnify, and hold harmless UCP from and against any claim (including the payment of attorneys’ fees and costs incurred in litigation or otherwise) based on or in connection with or arising out of any such assignments or transfer made.
13.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties hereto.

14.            Compliance With Section 409A.  This Agreement is intended to be interpreted so that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto.  All references in this Agreement to Employee’s termination of employment shall mean a separation from service within the meaning of Section 409A of the Code.  Each payment under this Agreement as a result of the separation of the Employee’s service shall be considered a separate payment for purposes of Section 409A of the Code.
15.            Severability.  If any provision or part of this Agreement other than the release of claims set forth in Paragraph 4 above, is declared illegal or unenforceable by any court or governmental agency of competent jurisdiction and cannot be modified or reformed to be enforceable, that provision or part will immediately become null and void, leaving the remainder of this Agreement in full force and effect and to this end, the provisions of this Agreement are declared to be severable.  However, if the release contained in this Agreement is found by a court to be invalid or unenforceable, Employee agrees promptly upon the request of UCP to execute a new release that is valid and enforceable.  In the absence of a valid, fully enforceable release, this Agreement shall be null and void.
16.            Entire Agreement/Modification/Effective Date.  Subject to the matters contemplated by Paragraph 9, this constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and discussions concerning the subject matter hereof.  For the avoidance of doubt, nothing in this Agreement is intended to amend or otherwise alter or affect the application of the Plans referenced in Paragraph 2.c., above.  The parties agree that no waiver by any party of any provision or right under this Agreement shall be deemed a waiver of any other provision or right herein.  This Agreement may be modified, and any provision waived, only by written instrument executed by the parties hereto.  This Agreement shall become binding and effective on the date by when it has been signed by both parties hereto and the revocation period set forth below has passed.

AGREED TO AND ACCEPTED:

William La Herran		UCP, Inc.

/s/ William La Herran		/s/ Dustin Bogue
		By:	Dustin Bogue
DATE:	January 13, 2016	DATE:	January 13, 2016